GSLO Still Receiving Tremendous Public Interest in New PREE™Deal

NEW ORLEANS, LA—July 30, 2010—The President of GoSolarUSA Inc. (PinkSheets: GSLO) disclosed today that the Company is still encountering a flood of inquiries for details about the new PREE™dealthat was finalized on July 14th. PREE™ owns a breakthrough technology that uses wireless internet signals and solar energy to keep Smartphones constantly charged without having to be plugged in. Most of the requests to GSLO have been for more PREE™ product details and possible PREE™ distributorships. The Company has been experiencing a steady wave of public interest since first announcing a potential deal with PREE™ on June 9th.

“Since we are a public company, we put great effort into keeping the public informed on Company matters,” stated Thomas Massey, President of GoSolarUSA. “However, SEC rules prevent us from sharing information with some shareholders to the exclusion of others.”

“We’ve received several questions from shareholders related to the decision of our predecessor company to elect ‘shell company’ status in its SEC filings during the 1st and 2nd quarter of 2009.  After an internal review of the Company’s filings and operations during the relevant periods, as well as discussions with the previous management team, we have determined that the Company was NOT a ‘shell company’ during the relevant periods.  During the process of applying for a trading symbol from FINRA the Company was forced to elect ‘shell company’ status even though the Company had significant assets, operations, and revenue; any one of which was, individually, sufficient to exclude the Company from ‘shell company’ classification per SEC guidelines. FINRA essentially obligated the Company to elect shell company status because it believed that the Company’s trading subsidiary would not continue to be a part of the Company’s business, even though management had no plans to divest this business. It is therefore the position of the Company that it is not currently, nor has it ever been, a ‘shell company’ per SEC guidelines,” concluded Massey.

About GoSolarUSA, Inc. (OTC: GSLO)

GoSolarUSA identifies and develops new solar energy technologies in the United Sates. Our motto is “Invent it here, Build it here and Sell it to the World!” While green technologies like wind and solar manufacture their products in China and Europe and export them to the U.S., we are focused on developing and manufacturing our products in the United States. We believe this not only creates high-quality jobs in America, but it ensures the quality and availability of our products. GSLO is endeavoring to advance clean American solar technology and is a US registeredand reporting OTCQB market tier company.

The GSLO website is located at: www.GoSolarUSA.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipate" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Media Contact:

Thomas Massey
info@gosolarusa.com
(504) 599-5979